EXHIBIT 99.1

Accelr8 Technology Corporation Notified by NYSE Alternext of Continued Listing Standards Non-Compliance

Denver, Colorado/January 15, 2009: Accelr8 Technology Corporation (NYSE Alternext US: AXK) (the "Company") announced today that on January 6, 2009, it received a notice from the staff (the "Staff") of NYSE Alternext US LLC (the "NYSE Alternext", which is the successor to the American Stock Exchange) indicating that the Company is not in compliance with certain NYSE Alternext continued listing standards. Specifically, the Company is not in compliance with
Section 1003(a)(iii) of the Company Guide with stockholders' equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years.

     In order to maintain its listing, the Company must submit a plan by February 6, 2009 (the "Plan") advising the NYSE Alternext of action it has taken or will take, that would bring it into compliance with the continued listing standards. Subject to the Plan being accepted by the NYSE Alternext, the Company would have up to July 6, 2010 to implement the Plan, during which time period the Company would be subject to periodic review to determine whether it is making progress consistent with the Plan. The Company has verbally informed the staff of the NYSE Alternext that it intends to make a timely submission to the NYSE Alternext of the Plan to resolving the listing deficiencies and to regaining its compliance with the Exchange's continued listing requirements.

About Accelr8

Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced applications in medical instrumentation, basic research, drug discovery, and bio-detection. Accelr8 is developing rapid clinical pathogen platforms, the BACcel(TM), based on its innovative surface coatings, assay processing, and detection technologies. In addition, Accelr8 licenses certain of its proprietary technology for use in applications outside of Accelr8's own products.

Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission. Accelr8 does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

Contact:

Metzger Associates
John Metzger, 303-786-7000
john@metzger.com
or
Accelr8 Technology Corp.
Tom Geimer, 303-863-8088
tom.geimer@accelr8.com